MATADOR RESOURCES COMPANY ANNOUNCES LEADERSHIP PROMOTIONS

DALLAS, Texas, April 27, 2026 -- Matador Resources Company (NYSE: MTDR) (“Matador”) today announced the following promotions, effective as of April 21, 2026:

•Christopher P. Calvert has been promoted to Executive Vice President and Chief Financial Officer
•Glenn W. Stetson has been promoted to Executive Vice President and Chief Operating Officer

These promotions will further strengthen Matador’s continued focus on execution, efficiency and long-term value creation.

Mr. Calvert and Mr. Stetson each have over ten years of experience leading departments at Matador and approximately 20 years of industry experience. Both have served on and been key members of Matador’s Executive Committee. Mr. Calvert joined Matador in October 2014 and most recently served as our Executive Vice President and Chief Operating Officer. Mr. Stetson joined Matador in August 2014 and most recently served as our Executive Vice President – Production. Mr. Calvert will assume the role of Chief Financial Officer from Robert T. Macalik, who ceased serving as Chief Financial Officer on April 21, 2026. Mr. Macalik’s cessation of service as Chief Financial Officer is not related to any financial or accounting issue or any disagreement with Matador on any matter relating to Matador’s operations, policies or practices.

Joseph Wm. Foran, Matador’s Founder, Chairman and Chief Executive Officer, stated, “I would like to congratulate Chris and Glenn on their well-deserved promotions. Chris and Glenn have both operational and leadership experience, and they have been large contributors to Matador’s growth since joining us in 2014. Chris’s operational and business experience and technical knowledge, combined with his relationships with our various staff members, shareholders, bondholders, analyst community and bank group, uniquely position him to head our finance team as Chief Financial Officer. Glenn has consistently demonstrated his skill in identifying and developing a team focused on delivering record results for Matador’s various operations and midstream activities under his purview, and he will continue to cultivate that focus as Chief Operating Officer.”

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225

investors@matadorresources.com